Exhibit 10.1

AMENDMENT TO THE
WHOLE FOODS EXECUTIVE RETENTION PLAN AND
NON-COMPETE ARRANGEMENT

WHEREAS, Whole Foods Market, Inc., a Texas corporation (the “Company”), has adopted the Whole Foods Executive Retention Plan and Non-Compete Arrangement (the “Plan”) for the benefit of certain employees of the Company and its subsidiaries;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of June 16, 2017 (the “Merger Agreement”), with Amazon.com, Inc., a Delaware corporation (“Parent”), and Walnut Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, at the Effective Time (as defined in the Merger Agreement), Merger Sub shall merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the Merger, the Board of Directors of the Company desires to amend the Plan as set forth herein; and

WHEREAS, Section 6.1(b) of the Company Disclosure Schedule (as defined in the Merger Agreement) permits the adoption of this amendment to the Plan.

NOW, THEREFORE, pursuant to Section 6.2 of the Plan, the Plan is hereby amended as follows:

1.                                      Section 2.1 of the Plan is hereby amended to add the following definitions in appropriate alphabetical order and, consequently, renumbering all section references in Section 2.1 of the Plan:

“Accounting Firm” means a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change of Control for purposes of making the applicable determinations hereunder, which firm shall not, without the Covered Executive’s consent, be a firm serving as accountant or auditor for the individual, entity, or group effecting the Change of Control.

“Net After-Tax Receipt” means the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Covered Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Covered Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Covered Executive in the relevant tax year(s).

“Parachute Value” of a Payment means the present value as of the date of the “change in ownership or control” for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Covered Executive, whether paid or payable pursuant to the Plan or otherwise.

“Plan Payments” has the meaning set forth in Section 4.11(a).

“Safe Harbor Amount” means 2.99 times the Covered Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

2.                                      A new Section 4.11 is added to the Plan as follows:

4.11                        Certain Reduction of Payments.

(a)                                 Reduced Payments.  Anything in the Plan to the contrary notwithstanding, in the event the Accounting Firm shall determine that receipt of all Payments would subject a Covered Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Plan (the “Plan Payments”) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount.  The Plan Payments shall be so reduced only if the Accounting Firm determines that the Covered Executive would have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced.  If the Accounting Firm determines that the Covered Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Covered Executive shall receive all Plan Payments to which the Covered Executive is entitled hereunder.

(b)                                 Determination of Reduction.  If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Covered Executive notice to that effect and a copy of the detailed calculation thereof.  In the case of a reduction in the Plan Payments, the Plan Payments will be reduced in the following order:  (i) payments that are payable in cash that are valued at full value under Treasury Regulation § 1.280G-1, Q&A-24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation § 1.280G-1, Q&A-24(a), with the highest values reduced first (as such values are determined under Treasury Regulation § 1.280G-1, Q&A-24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation § 1.280G-1, Q&A-24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation § 1.280G-1, Q&A-24, with the highest values reduced first (as such values are determined under Treasury Regulation § 1.280G-1, Q&A-24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced on a pro rata basis.  Any reductions made pursuant to each of clauses (i)—(v) above will be made in the following manner:  first, a pro rata reduction of cash payments and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.  All determinations made by the Accounting Firm under this Section 4.11 shall be binding upon the Company and the Covered Executive, and shall be made as soon as reasonably practicable and in no event later than 15 business days following the Date of Termination.  For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Plan (and no other Payments) shall be reduced.  All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)                                  Reasonable Compensation.  The Company and the Covered Executive shall cooperate in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Covered Executive (including, without limitation, the Covered Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on, or after the date of a change in ownership or control of the Company (within the meaning of Treasury Regulation § 1.280G-1, Q&A-2(b))), such that payments in respect of such services may be considered reasonable compensation within the meaning of Treasury Regulation § 1.280G-1, Q&A-9 and Q&A-40 to Q&A-44 and/or exempt from the definition of the term “parachute payment” within the meaning of Treasury Regulation § 1.280G-1, Q&A-2(a) in accordance with Treasury Regulation § 1.280G-1, Q&A-5(a).

In all other respects, the Plan shall remain in full force and effect in accordance with its terms.

Adopted by the Board of Directors of the Company on June 30, 2017.